AMENDMENT AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of January 26, 2011 to the Committed Facility Agreement dated September 26, 2008, as amended, between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) (fka Banc of America Finance Services Inc. (“BAFSI”)) and Fiduciary/Claymore MLP Opportunity Fund (“Customer”).

WHEREAS, Bank of America, N.A., London Branch (“BAL”) and Customer previously entered into a Committed Facility Agreement dated as of September 26, 2008 (the “Agreement”).

WHEREAS, the Agreement was previously assigned to BAL’s affiliate, Banc of America Finance Services, Inc., and BAFSI subsequently changed its name to BNP Paribas Prime Brokerage, Inc.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to “Maximum Commitment Financing” Definition

Section 1(h) of the Agreement is hereby replaced in its entirety with the following:

“Maximum Commitment Financing” means $170,000,000 USD; provided, however, that upon one Business Day’s written notice to BNPP PB, Inc., Customer may, subject to BNPP PB, Inc.’s approval, increase the Maximum Commitment Financing up to $225,000,000 USD by any increment of $5,000,000 USD (each such increase, an “MCF Increase”).

2.	Arrangement Fee applicable to MCF Increases

With respect to each MCF Increase, Customer shall pay a fee equal to the product of the amount of such MCF Increase and 25 basis points, to be paid immediately following the effective date of such MCF Increase.

3.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

(b)
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. Name: Title:	FIDUCIARY/CLAYMORE MLP OPPORTUNITY FUND Name: Kevin M. Robinson Title: Chief Executive Officer & Chief Legal Officer